United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 16, 2010
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On December 16, 2010, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended October 31, 2010, and hosted a conference call to discuss the financial results for the quarter ended October 31, 2010. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated December 16, 2010 announcing financial results for the quarter ended October 31, 2010
99.2	Transcript of conference call held on December 16, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2010	Applied Signal Technology, Inc. (Registrant)
By:	/s/ James E Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 16, 2010 announcing financial results for the quarter ended October 31, 2010
99.2	Transcript of conference call held on December 16, 2010

Exhibit 99.1 Press Release

For Immediate Release

Contact:
James Doyle
Chief Financial Officer
408.749.1888
or
James Palczynski
ICR
Investor Relations
203.682.8229

APPLIED SIGNAL TECHNOLOGY, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER 2010

- Fourth Quarter Revenues Grow by 15% to $62.6 million –

 Sunnyvale, CA. December 16, 2010 - Applied Signal Technology, Inc. (NASDAQ - APSG) today announced operating results for the fourth quarter and fiscal year ended October 31, 2010. Revenues for the fourth quarter increased 15% to $62,576,000 compared to the year-ago period’s revenues of $54,231,000. This increase resulted from growth generated in several business areas, including network intelligence, tactical SIGINT and sensor surveillance, offset by slightly lower revenues in broadband communications.

The Company’s operating results for the quarter reflect the inclusion of certain non-recurring acquisition-related expenses, both cash and non-cash. While operating income for the fourth quarter decreased by 9% to $5,395,000; non-GAAP operating income, which excludes these expenses from the current and prior year periods, increased 12% to $7,047,000. This increase was achieved despite growth in legal costs associated with the Company’s protection of its intellectual property.

Similarly, earnings per share in the quarter decreased to $0.23 per share versus $0.27 per share during the year-ago period. However, on a non-GAAP basis, excluding expenses related to acquisitions, earnings per share for the fourth quarter were $0.30.

William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We are excited by continued strong demand and a good funding environment for a wide range of our products and services. In particular, we are capturing significant increases in orders for our tactical SIGINT programs, where we are providing our customers with a range of game-changing new technology and capabilities.”

New orders received during the fourth quarter of fiscal year 2010 were $59,001,000 compared to new orders received during the fourth quarter of fiscal year 2009 of $69,475,000. Fourth quarter orders were driven by increased demand in three divisions, tactical SIGINT, network intelligence and sensor surveillance, offset by a delay in the receipt of a major, anticipated order in the broadband communications division. New orders for fiscal year 2010 were $221,614,000 compared to new orders of $210,285,000 received during fiscal year 2009 and were driven by increased orders in network intelligence and tactical SIGINT. Specifically, orders in tactical SIGINT increased by 83% to $41.7 million during fiscal year 2010 when compared to fiscal year 2009.

Mr. Van Vleet continued, “As a result of a well-executed acquisition and integration strategy, we have quickly created and enabled a highly capable network intelligence business. Our scale and ability to provide specialized cyber-security solutions places us in a position to compete for a wide range of programs, in some instances as a prime contractor.”

Mr. Van Vleet concluded, “We are executing well and addressing a full spectrum of today’s urgent challenges in the ISR market. We are proud and pleased to have developed a true technology leadership position in each of our businesses. We are dedicated to maintaining this core strategic and competitive advantage in order to provide our customers with the tools that enable them to anticipate and address the challenges and threats of tomorrow. ”

Fiscal Year 2010 Results

Revenues for fiscal 2010 grew 11% to $225,229,000 compared to fiscal 2009 revenues of $202,615,000. Operating income for fiscal 2010 declined 3% to $22,152,000 compared to $22,870,000 in fiscal 2009. However, non-GAAP operating income, which excludes the impact of acquisition-related expenses grew by 14% to $26,662,000. Net income for fiscal year 2010 was $13,223,000 or $0.98 per diluted share, compared to the year-ago level of $14,529,000 or $1.10 per diluted share. Net income on a non-GAAP basis for fiscal year 2010 was $15,931,000 or $1.18 per diluted share compared to the year-ago level of $14,826,000 or $1.12 per diluted share.

A detailed reconciliation between GAAP and non-GAAP results is provided in a table following the GAAP financial statements below.

Forward Looking Guidance

Based on a strong order backlog, good core program visibility, and an expectation for a continued favorable funding environment for its products and services, Applied Signal Technology currently anticipates revenue growth in fiscal 2011 and believes that fiscal 2011 revenues are likely to be in the $250 million to $270 million range. The Company also anticipates that operating income, as measured on a GAAP basis, is likely to be in the $22 million to $25 million range but excluding any costs related to exploring strategic alternatives. In addition, a fiscal 2011 effective tax rate of between 37-39% is anticipated, assuming the Federal R&D tax credit will be extended.

Applied Signal adopted the revised accounting standard for business combinations (ASC Topic 805) during fiscal year 2010 and therefore must expense, rather than capitalize, the Seismic acquisition costs. Other acquisition related costs including the amortization of intangibles, retention bonuses and compensation expense related to a potential earn-out will also be expensed. In addition, Applied Signal continues to protect its intellectual property aggressively and anticipates increased litigation expenses this fiscal year compared to the prior year.

Use of Non-GAAP Financial Information

To help investors understand past financial performance and project future results, the Company supplements the financial results provided in accordance with generally accepted accounting principles, or on a GAAP basis, with certain non-GAAP financial measures. To supplement the consolidated financial results prepared under GAAP, the Company uses a non-GAAP conforming, or non-GAAP, measure of net income that is GAAP net income and earnings per share adjusted to exclude certain costs related to completed acquisitions including the transaction costs, the amortization of intangibles, retention bonuses and compensation expense related to a potential earn-out. Non-GAAP net income and earnings per share gives an indication of the baseline performance before acquisition expenses that are considered by management to be outside the core operating results. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income is computed by adjusting GAAP net income for acquisition-related expenses. These non-GAAP results should be read only in conjunction with the consolidated financial statements prepared in accordance with GAAP. AST management regularly uses supplemental non-GAAP financial measures to internally understand, manage and evaluate the business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning and forecasting future periods. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of factors and trends affecting the business. Management compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results attached to this earnings release.

Attached to this news release are condensed, consolidated statements of income, balance sheets, statements of cash flows and a reconciliation between net income on a GAAP basis and non-GAAP net income for the fourth quarter and fiscal year 2010 ended October 31, 2010.

Investor Conference Call

The Company will host a conference call on December 16, 2010 to discuss fourth quarter fiscal 2010 results. If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on December 16, 2010 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements relating to our ability to effectively position the company for a wide range of programs, including as a prime contractor, the funding environment for our business areas, our ability to continue to capture new business, our ability to realize the full benefits from our recent acquisitions, continued growth opportunities in the intelligence, surveillance and reconnaissance (ISR) and cyber-security markets, our ability to provide customers with differentiated and compelling solutions across the full array of ISR activities, as well as statements regarding our estimating results for the fiscal year are forward-looking statements. The risks and uncertainties associated with these statements include the ability to achieve the anticipated benefits of the acquisitions, the ability to capture organic growth opportunities and to utilize the strategic advantages of a strong capital position; the ability to obtain new orders from procurers, including the U. S. Government when anticipated and to successfully perform and achieve profitability on such contracts; the ability to hire qualified staff as needed; and other risks detailed from time to time in the Company’s SEC reports including the latest Form 10-K filed for the fiscal year ended October 31, 2009. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended October 31, 2010 and October 31, 2009
(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009
Revenues from contracts	$61,247	$53,221	$218,573	$196,371
Revenues from royalties	1,329 --------	1,010 --------	6,656 --------	6,244 --------
Total revenues	62,576	54,231	225,229	202,615
Operating expenses:
Contract costs	45,021	38,355	159,949	142,722
Research and development	3,986	3,853	15,082	14,482
General and administrative	8,174 --------	6,100 --------	28,046 --------	22,541 --------

Total operating expenses	57,181 --------	48,308 --------	203,077 --------	179,745 --------

Operating income	5,395	5,923	22,152	22,870
Interest income/(expense), net	(42) --------	1 --------	(116) --------	223 --------

Income before provision for income taxes	5,353	5,924	22,036	23,093
Provision for income taxes	2,129 --------	2,314 --------	8,813 --------	8,564 --------

Net income	$3,224 =====	$3,610 =====	$13,223 =====	$14,529 =====

Net income per share – basic	$0.24	$0.27	$0.99	$1.11
Average shares – basic	13,211	13,005	13,130	12,890

Net income per share – diluted	$0.23	$0.27	$0.98	$1.10
Average shares – diluted	13,350	13,213	13,248	13,083

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$5,523	$4,102
Short term investments	30,398 -----------	43,454 -----------
Cash, cash equivalents, and short term investments	35,921	47,556
Accounts receivable	48,054	47,063
Inventory	10,222	8,378
Receivable – acquisition related	280	1,093
Other current assets	10,579 -----------	9,424 -----------
Total current assets	105,056	113,514

Property and equipment, at cost	75,143	70,400
Accumulated depreciation and amortization	(59,813) -----------	(55,405) -----------
Net property and equipment	15,330	14,995

Goodwill	58,470	33,158

Intangible assets, net	4,646	1,904

Long-term deferred tax asset, net	3,908	4,196
Long term investment	—	2,129
Other assets	1,136 -----------	1,104 -----------

Total assets	$188,546 =======	$171,000 =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$25,126	$22,158
Notes payable	1,429	1,429
Income taxes payable	—	444
Other accrued liabilities	2,590	2,298
Contingent consideration	6,124 -----------	— -----------
Total current liabilities	35,269	26,329

Long-term liabilities:

Long-term notes payable	1,071	2,500
Other long-term liabilities	2,743 -----------	3,146 -----------
Total long-term liabilities	$3,814	$5,646

Shareholders' equity	149,463 -----------	139,025 -----------

Total liabilities and shareholders' equity	$188,546 =======	$171,000 =======

Applied Signal Technology, Inc.
Condensed Statements of Cash Flows
Increase (decrease) in Cash and Cash Equivalents
(in thousands)

	Twelve Months Ended
	2010	2009
Operating Activities:

Net Income	$13,223	$14,529

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,080	6,361
Stock-based compensation	2,055	2,236
Excess tax benefits from stock-based payment arrangements	(100)	(384)

Changes in:
Accounts receivable	2,284	(2,914)
Inventory, prepaid expenses, and other assets	(2,579)	482
Accounts payable, taxes payable and accrued liabilities	932 ---------	(3,141) ---------

Net cash provided by operating activities	22,895	17,169

Investing Activities:
Cash paid for business acquired, net	(23,623)	(17,325)
Cash received from Pyxis's escrow account, net	670	—
Purchase of available-for-sale securities	(75,287)	(63,687)
Maturity and sale of available-for-sale securities	89,746	71,776
Additions to property and equipment	(5,593) ---------	(5,415) ---------

Net cash used in investing activities	(14,087)	(14,651)

Financing Activities:
Issuance of common stock	2,227	3,995
Shares repurchased for tax withholding of vested restricted stock awards	(387)	(284)
Excess tax benefits from stock-based payment arrangements	100	384
Term loans	(2,669)	(2,054)
Dividends paid	(6,658) ---------	(6,507) ---------

Net cash used in financing activities	(7,387)	(4,466)

Net increase (decrease) in cash and cash equivalents	1,421	(1,948)
Cash and cash equivalents, beginning of period	4,102 ---------	4,668 ---------
Cash and cash equivalents, end of period	$5,523 ======	$2,720 ======

Supplemental disclosure of cash flow information:
Interest paid	194	219
Income taxes paid	8,976	6,785

Applied Signal Technology, Inc.
GAAP to Non-GAAP Reconciliation
for the Periods Ended October 31, 2010 and October 31, 2009
(in thousands except per share data)

		Three Months Ended		Twelve Months Ended
		October 31, 2010	October 31, 2009	October 31, 2010	October 31, 2009
CONTRACT COSTS
GAAP contract costs		$45,021	$38,355	$159,949	$142,722
Non-GAAP acquisition expenses:
Compensation expense	c	(503) --------	— --------	(1,463) --------	— --------
Total non-GAAP acquisition expenses		(503)	—	(1,463)	—

Non-GAAP contract costs		44,518 =====	38,355 =====	158,486 =====	142,722 =====

GENERAL AND ADMINISTRATIVE EXPENSES
GAAP general and administrative expenses		$8,174	$6,100	$28,046	$22,541
Non-GAAP acquisition expenses:
Transaction costs	a	(363)	(142)	(1,305)	(186)
Amortization of intangibles	b	(377)	(134)	(1,218)	(188)
Compensation expense	c	(409) --------	(106) --------	(524) --------	(106) --------
Total non-GAAP acquisition expenses		(1,149)	(382)	(3,047)	(480)

Non-GAAP general and administrative expenses		7,025 =====	5,718 =====	24,999 =====	22,061 =====

OPERATING EXPENSES
GAAP operating expenses		57,181	48,308	203,077	179,745
Non-GAAP acquisition expenses:
Transaction costs	a	(363)	(142)	(1,305)	(186)
Amortization of intangibles	b	(377)	(134)	(1,218)	(188)
Compensation expense	c	(912) --------	(106) --------	(1,987) --------	(106) --------
Total non-GAAP acquisition expenses		(1,652)	(382)	(4,510)	(480)

Non-GAAP operating expenses		55,529	47,926	198,567	179,265

OPERATING INCOME
GAAP operating income		5,395	5,923	22,152	22,870
Non-GAAP acquisition expenses:
Transaction costs	a	363	142	1,305	186
Amortization of intangibles	b	377	134	1,218	188
Compensation expense	c	912 --------	106 --------	1,987 --------	106 --------
Total non-GAAP acquisition expenses		1,652	382	4,510	480

Non-GAAP operating income		7,047 =====	6,305 =====	26,662 =====	23,350 =====

NET INCOME
GAAP net income		3,224	3,610	13,223	14,529
Non-GAAP acquisition expenses:
Transaction costs	a	363	142	1,305	186
Amortization of intangibles	b	377	134	1,218	188
Compensation expense	c	912	106	1,987	106
Income tax effect on non-GAAP adjustments	d	(724) --------	(149) --------	(1,802) --------	(183) --------
Total non-GAAP acquisition expenses		928	233	2,708	297

Non-GAAP net income		$4,152 =====	$3,843 =====	$15,931 =====	$14,826 =====

Non-GAAP net income per share – basic		$0.30	$0.29	$1.19	$1.13
Average shares – basic		13,211	13,005	13,130	12,890

Non-GAAP net income per share – diluted		$0.30	$0.29	$1.18	$1.12
Average shares – diluted		13,350	13,213	13,248	13,083
a.	Transaction Costs. Transaction costs are primarily legal, due diligence, and other consulting costs that are incurred directly as a result of the acquisition activities.
b.	Amortization of intangibles. Amortization of intangibles arise from current and prior acquisitions and is non-cash in nature.
c.	Compensation Expense. Compensation expense includes the retention and performance bonuses payable to the employees of the acquired Seismic and Pyxis businesses.
d.	Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

Exhibit 99.2 Transcript of Conference Call Held on December 16, 2010

Participants

William B. Van Vleet III, President and Chief Executive Officer

James E. Doyle, Chief Financial Officer

Presentation

Operator

Greetings and welcome to the Applied Signal Fiscal Year 2010 Quarter Four Earnings Conference Call. At this time, all participants are on a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Bill Van Vleet, President and Chief Executive Officer. Thank you, you may begin.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you. Good afternoon and thank you for joining us to review our fourth quarter and fiscal year 2010 performance. With me today is Jim Doyle, our Chief Financial Officer.

I will preface our discussion this afternoon with a summary of our Safe Harbor Statement. Our presentation today may contain statements which reflect the company’s current judgment on future events and is subject to risks and uncertainties that could cause the actual results to defer materially. We encourage you to consult our company’s recent 10-Qs and 10-K before investing to understand the important factors that can cause the actual results to defer materially.

Now, I know many of you are very interested in the process of strategic evaluation for the business that we disclosed during the quarter. On October 22nd, we announced that our Board of Directors initiated the evaluation of a wide range of strategic alternatives for the business as a whole in order maximize value to our shareholders. The options include but are not limited to a potential sale of the company. We also said that there can be no assurances made with respect to a decision to take any specific path. We’re eight weeks into the evaluation process and our board has not reached any conclusions at this time. So I’m sure you’re going to appreciate and understand that we’re not in the position today to provide any more detail or answer any questions regarding that process.

What we will discuss further in this call is our operational performance in the fourth quarter which includes the following highlights. We grew revenues by 15% at $63 million, our non-GAAP operating income which includes or excludes rather acquisition related costs increased by 12% at $7 million and our non-GAAP earnings per share increased to $0.30 from $0.29 last year despite some headwinds from slightly higher tax rates. Additionally, our order book remains strong with $59 million in new bookings during the quarter. I will note that this would have been much higher but a key program, ThunderDome II, slipped into the first quarter of fiscal ’11.

We’re also very pleased by our full-year performance. Revenues for the year were up 11% to $225 million, our non-GAAP operating income increased by 14% to $27 million, our non-GAAP earnings per share were $1.18 versus $1.12 last year, and new orders for the full year were $222 million with strength in both the network intelligence and surveillance systems pieces of the business. And surveillance systems business specifically includes a sharp 83% increase in orders for our tactical SIGINT business and that business is clearly poised to have a strong fiscal 2011. This resulted in an overall book to bill ratio of about 1, but again, that might have been approximately 20% higher if timing on ThunderDome II hadn’t pushed into the first quarter of 2011.

We’ve set our sights both strategically and operationally on several key objectives for fiscal 2011 and we’re expecting another strong financial performance as well.

Operationally, our program performance is at one of the highest levels in our company’s history and we’re focused on maintaining this high level of execution across all of our programs in each of our businesses. We continue to provide strong program performance in our broadband communications business. The next generation ASA program recently received a 97% award fee and the Tiffany and ThunderDome programs continue to deliver leading edge solutions for our emerging government need. We also received a 100% award fee on the HighBeam program. We continue to see strong demands for our new NVGO product for missions to detect and locate high priority threats and we’re beginning to see some potential increase in demand for our high definition sonar by the U.S. Navy and our allies.

We are also focused on a few areas for strategic development for the next year. One is to consolidate a couple of our lines of business and enhance our business development capabilities. We believe that this will enable us to better focus on creating greater organic growth.

We are integrating our tactical SIGINT and sensor systems organizations into a unified surveillance systems business. This will serve as our focal point for low size, weight, and power payloads for unmanned systems and also for our defense customers. This consolidation allows us to expand our business development organization to pursue a broader range of customers and competitive pursuits. In this business, we have some very good near-term opportunities particularly in tactical wireless. And after experiencing some softness for orders in 2009, we’ve seen a substantial increase in demand for a number of these wireless products. As you may recall, from about this time last year, it was our contention that our tactical wireless product lines were a bit ahead of the curve technologically and we’re pleased to have seen the need catch up to our capabilities have been for some time and that is now converting into significant orders. We believe we have some really game-changing technology in this space and are excited for the validation that the orders we are receiving represent.

Our second major area of focus is to continue to progress in building our network intelligence business. This is a very important initiative for us both with respect to our near-term opportunities which is significant and the long-term opportunities which is potentially transformational. While our integration process is ongoing, I am pleased to report that we are operating and executing as well as a consolidated business unit and we’re growing stronger every day. Pyxis is now fully integrated and has successfully earned the full amount of the earnout by achieving over $90 million in full-year revenues compared to their target of $70 million. The Seismic integration is progressing well with the plan and we’ve successfully integrated their staff into our facilities in Annapolis Junction, Maryland. We’ve also included common benefits and we are in the process of integrating common business systems.

Our base of network intelligence employees which now numbers over 250 is well coordinated. The scale we now have in that business puts us in a position to compete on a wide range of programs both as a subcontractor to other primes and in our own right as a prime for larger programs.

If you read the papers, you know that cyber security, both offensive and defensive, is of critical importance to our national security. We are very pleased through our strategic deployment of capital and acquisition activity of the last two years to now be clearly positioned at the cutting edge of that market.

Finally, we’re spending significant time and energy on building and defending our intellectual property. On the topic of our active patent defense, it would also be inappropriate for me to providing any detail given that that litigation is active and ongoing. Now that said, I’d like to say that we believe that our claims have strong merit, that we’ve already prevailed in one action and we’re committed to protecting our technology and its application to the fullest extent of the law. We believe that over time, there are other commercial markets where we’ll have potential to derive significant licensing income and as a matter of both principle and to protect our profitability, we intend to protect ourselves against infringement.

In terms of our financial outlook, I’ll let Jim walk you through our guidance in a few moments. But we’re looking forward to 2011 as another year of strong fundamental growth. While the topline defense budget is still generally under pressure, I am pleased to note that the intelligence, surveillance, reconnaissance, and cyber security markets remain very well-funded categories where there’s still considerable growth opportunity. It’s becoming increasingly clear that there’s a new conflict paradigm associated with cyberspace. This is something that our industry and customers have understood for some time. We’ve been successfully positioning for it for the past few years. Our acquisitions and business development efforts have positioned our company for participation on every major cyber program in the intelligence community, which sets the stage for strong revenue growth in fiscal 2011.

As we move forward, the increased level of funding of the urgency and importance of creating cyber solutions to security challenges within the legislature and the public should only reinforce the availability of funding not only in the federal budget but also ultimately in the private sector. This is exemplified recently by events noted in the press that provide some pretty high-profile reminders of the importance of aggressive network security.

I’ll reserve some additional comments for closing but right now, I’d like to turn the call over to Jim Doyle, our Chief Financial Officer, to provide additional financial information and our guidance for fiscal 2011.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thanks, Bill. Good afternoon, everyone.

Revenues for the fourth quarter increased 15% to $62.6 million when compared to the year ago period revenues of $54.2 million. This increase resulted from growth generated in several business areas including network intelligence, tactical SIGINT, and sensor surveillance, which was offset slightly by lower revenues in broadband communications.

Fiscal 2010 revenues grew 11% to $225.2 million compared to fiscal 2009 revenues of $202.6 million. As Bill said, we’re pleased to announce that Pyxis exceeded its revenue earnout and as a result, we have recorded the $3.8 million earnout as part of our contingent consideration. In addition, Seismic is performing well and we have reported approximately $2.4 million of contingent consideration.

We reported royalty income of approximately $1.3 million and $6.7 million during the fourth quarter and fiscal year 2010 respectively compared to approximately $1.1 million and $6.2 million during the same period of fiscal year 2009.

The company’s operating results for the fourth quarter reflect the inclusion of certain nonrecurring acquisition related expenses both cash and non-cash. While operating income for the fourth quarter decreased to approximately $5.4 million, non-GAAP operating income which excludes these expenses from the current and prior year periods increased approximately 12% to about $7 million. Similarly, earnings per share in the quarter decreased to $0.23 per share versus $0.27 per share during the year ago period. However, on a non-GAAP basis, excluding expenses related to acquisitions, earnings per share for the fourth quarter were $0.30.

New orders received during the fourth quarter of fiscal 2010 were approximately $59 million compared to new orders received during the fourth quarter of fiscal year of 2009 of approximately $69.5 million. Fourth quarter orders were driven by increased demand in three divisions, tactical SIGINT, network intelligence, and sensor surveillance, offset by a delay in the receipt of a major anticipated order in the broadband communications division.

New orders for fiscal year 2010 were approximately $221.6 million compared to new orders of approximately $210.3 million received during fiscal year 2009. These FY ’10 orders were driven by increased orders in network intelligence and tactical SIGINT. Specifically, orders in tactical SIGINT increased by 83% to approximately $41.7 million during fiscal year 2010 when compared to fiscal 2009.

Our current backlog is about $152 million compared to a balance of about $139 million at the end of fiscal 2009. As a reminder, our backlog includes the incomplete portion of our contractual obligations and excludes unexercised contract options.

Turning to the balance sheet now. Our combined cash and investment balance has increased about $3 million during the fourth quarter to approximately $36 million. As a reminder, we used approximately $25 million in cash during the second quarter of fiscal 2010 to finance our purchase of Seismic.

Accounts receivable balances were approximately $48.1 million compared to approximately $47.1 million at October 31, 2009. Fourth quarter 2010 accounts receivables consist of billed accounts receivables of approximately $35 million and unbilled accounts receivable of approximately $13 million.

Inventory increased approximately $1.8 million during fiscal 2010. Inventory balance at October 31, 2010 was $10.2 million compared to approximately $8.4 million at October 31, 2009. The increase in inventory is due to increased product inventory built in in anticipation of future product orders.

Prepaid and other current assets were about $10.6 million at the end of fiscal 2010 compared to a balance of about $10.5 million at the end of fiscal 2009. Included in the fourth quarter balance is pre-contract or at risk cost of about $1.5 million that we believe we will recover during fiscal 2011.

Goodwill was approximately $58.4 million at the end of fiscal 2010 compared to approximately $33.2 million at the end of fiscal 2009. This increase was due to the acquisition of Seismic Engineering and the achievement of the Pyxis earnout.

Current liabilities were approximately $35.3 million compared to the balance of $26.3 million at the end of fiscal 2009. The increase was due in part to increased payroll and in part to an increase in contingent consideration related to the Seismic and Pyxis earnouts.

Our bank debt continues to decline such as our short- and long-term balance at the end of fiscal 2010 is approximately $2.5 million.

As a reminder, we paid dividends of approximately $1.7 million during the fourth quarter of fiscal year 2010.

With that summary of the year, I’d like to now discuss our outlook for fiscal 2011. We anticipate fiscal 2011 revenues between $250 million and $270 million. We anticipate fiscal 2011 operating income, measured on a GAAP basis, will be in the range of $22 million to $25 million. Please note that the forecast operating income range excludes the cost associated with exploring strategic alternatives. And then finally, we anticipate a fiscal 2011 effective tax rate between 37% and 39% assuming the federal R&D tax credit is extended before the end of next fiscal year.

With that, I’ll now turn it back over to Bill for some closing comments.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you, Jim.

As the year begins to wind down and we get ready to settle in for our mid-winter’s nap, I just want to say that it really has been a great year for our company. We’ve deployed strategic capital in such a way that we’ve opened the door to many years of continued growth. The cyber opportunity in front of us is extraordinary and we have strong prospects in both our core broadband communications business and our new surveillance systems business. There’s a whole new domain of conflict that requires new resources, new tactics, new defenses, and new solutions and it’s in conflicts where even concepts as basic as identifying the battlefield, the threats, and combatants can’t be taken for granted. There are only a handful of companies that have the resources and the infrastructure to address some of the most complex and important aspects of these two new landscapes and I am very proud that we’ve quickly made Applied Signal one of them.

Before we take your questions, I’d just like to thank our employees for their hard work and dedication during the past year. We’re all very grateful for the support that our customers have continued to show us over this past year. It brings us great pride to support their critical missions of ensuring global peace and it brings us great individual fulfillment to wake up every morning now that we’re making a real positive difference in the world. Finally, I’d like to thank our shareholders for their enthusiasm and continued attention and with that, we are ready to take your questions.

Operator

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys. One moment please, while we pull for questions.

The first question is from Brian Ruttenbur with Morgan Keegan. Please go ahead with your questions.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

Yes. Thank you very much. You talked about guidance in… this next fiscal year being excluding strategic alternatives. How much is that cost going to be? $5 million, $10 million, what’s the range?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yeah. Hi, Brian. This is Jim.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

Hi.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

We can’t comment on that at this time.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

Okay. And you said that you couldn’t comment about the process of the strategic alternatives, can you talk about the reason on October 26… excuse me, October 22nd you started exploring the process? Did you have an offer on the table? Is that why you started exploring the process? Can you…?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

And again, I know that this is a subject of great interest to a lot of people but beyond the comments we made, Brian, I cannot comment in any way with respect to any thing associated with it.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

Okay. I thought I’d try a couple of shots in there unsuccessful.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

That’s fine.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

Okay, moving onto the business. With the defense cuts happening and are expected to happen, it sounds like you’ve got niche areas that are growing. What areas are shrinking for you?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

In our business, we don’t see any that are shrinking. We see some that are remaining flat.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

What are the flat ones?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

I think the flat ones where we’ve seen the delay in taking up has to do with some of the… the high definition sonar have been in one area. We were starting to get tractions but it has been a little delayed, but I’ll tell you, I have taken a look at the classified aspects of the 2011 budget and the core areas where we’re positioned are our broadband communications business and our network intelligence and the cyber, those budgets all looked really good. In fact, they’re increasing. So I’m not still optimistic about good opportunities for organic growth in 2011.

Brian Ruttenbur – Morgan Keegan and Company, Inc.

Okay. Are there any areas that you see flat besides the sonar area?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

No, Brian. Actually, one of the things that we highlighted in the call was our tactical SIGINT area and last year, we saw that... FY ’10, we saw that there were some headwinds and there was some decline because of the bookings that we had in ’09 but we did very well as far as bookings in FY ’10. It was up significantly and the customers are pleased with our technology so we see some good growth opportunities in that area. But to Bill’s point, we’re seeing good growth in all our areas.

(Multiple speakers)

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

(inaudible) I am just going to add that we saw nice growth, 82% growth in orders which is terrific, a tremendous book to bill there, and we’re seeing that continue even early into this new fiscal year, too. So it’s very good.

Brian Ruttenbur – Morgan Keegan & Co., Inc.

Right. Thank you very much.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes, Brian.

Operator

Thank you. The next question is from Steve Levenson with Stifel Nicolaus. Please go ahead with your questions.

Steve Levenson – Stifel Nicolaus

Thanks. Good afternoon, everybody.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Steve.

Steve Levenson – Stifel Nicolaus

Can you tell us what your headcount is and what the target is? Do you have enough people to do the job?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Great question. Yes, we currently have about 860 total employees and I expect with the growth we have, we’re going to look to grow that by about 10% next year. So somewhere 80 to 100 people we’ll need to add.

Steve Levenson – Stifel Nicolaus

I’m just thinking that’s double I guess what, if you go back about 2-1/2 to 3 years?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

No. It’s about the same… if you look at the last three years, I believe in each of the last three years, we’ve added… we’ve been able to add 100 people per year.

Steve Levenson – Stifel Nicolaus

Okay.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

We’ve done quite a bit of growth. Some of that has been organic. Some of that has been by acquisition but we’ve found a way to get this fast to meet our needs consistently for the last three years.

Steve Levenson – Stifel Nicolaus

And is there still the hangup with security clearances or those come through pretty quickly?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, some people call it a hangup. I mean, obviously, this is an opportunity, right?

Steve Levenson – Stifel Nicolaus

Okay.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

It’s a business that we’re in and it requires us, you know, it requires a little more diligence. We haven’t found it to be a… create an impasse for us that we have to be a little more selective and we have to compete for the talent. But we found it to be pretty good. Actually, the best source we found is not just trying to get people from other places that already have clearances but to identify good clearable new college graduates and that’s been a major source of…

Steve Levenson – Stifel Nicolaus

So you’re in the right neighborhood for that.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yes.

Steve Levenson – Stifel Nicolaus

If you can say on the litigation, which action was it that you prevailed on?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

We prevailed on the EMC actions.

Steve Levenson – Stifel Nicolaus

Great. I appreciate it. Thanks very much and have a happy new year.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you, too, Steve.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thank you, Steve. You, too.

Operator

The next question is from Jim McIlree with Merriman Curhan Ford. Please go ahead with your questions.

Jim McIlree – Merriman Curhan Ford & Co.

Yes. Thank you and good eve or good afternoon there.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Jim.

Jim McIlree – Merriman Curhan Ford & Co.

I know that the funding for cyber and network intel is strong, but has there been any order delays in those areas due to the continuing resolution or due to anything that is going on with the budget?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yeah. There have not been delays that have been substantial for the… due to the continued resolution. There are some new starts, some of the AMOD programs were delayed a little bit. But frankly with that customer, we’ve seen delays in another quarter or two and I don’t know if it’s so much related to the budget as it is to the acquisition process and then the contract is kind of backlogged but they got there. So we’re not seeing anything new and substantial and we don’t anticipate a significant impact due to a longer continuing resolution because most of the time, we have a pretty strong book to bill. One of the measures we look at going into the year is in terms of confidence is how much of next year’s revenues do we have in backlog and the measure generally varies somewhere between 40% and 60%. If it’s low at 40% then we’ve got to do a lot of booking to make the year and if it’s at 60%, we got to do a lot of hiring to make the year. And this year, going into it, our backlog is somewhere around 50%…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

50% to 60%

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yeah. High 50s to 60%. So we feel like we’re in pretty good shape even if the government takes a little bit longer getting this done… new contracts out.

Jim McIlree – Merriman Curhan Ford & Co.

And does that include the ThunderDome II?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

ThunderDome II was…

Jim McIlree – Merriman Curhan Ford & Co.

In that 60%?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

ThunderDome II… well, ThunderDome II we’ve gotten some initial funding. We’ve gotten about $6 million to $8 million of initial fund to carry it through until we get the full contract. So the full contract we anticipate will happen later in the first quarter but we’ve gotten some initial fundings so the revenues will continue on when they come… we’ll be at full force effort so we don’t think that’s… there’s going to be a big delay short of them just getting the contract out. And that’s also a follow-on. So the follow-ons are not subject to delays resulting from a continuing resolution in Congress.

Jim McIlree – Merriman Curhan Ford & Co.

And if I heard you right and if my math is right then that was about a $50 million order that was pushed?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Right. It is.

Jim McIlree – Merriman Curhan Ford & Co.

I think in times past, Jim, you’ve given us revenue by type of contract. Do you have that available for either the quarter or the year?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

I do, Jim. Let me… let me get to that, sorry. Take a second. Let me give you revenue by contract type. This would be for the full year. For FY ’10, cost reimbursable contracts were about 74% of revenues and I can help you, I’ve got the FY ’09 number here, too. That compares to about 59% of our revenues came from cost reimbursable contracts in ’09. FY ’10 time and material contracts represented about 15% of revenues compared to about 22% last year or, excuse me, in FY ’09. And then FY ’10 firm fixed price contracts represented about 80% of revenues. In FY ’09, the firm fixed price contracts were about 16% of revenues. And then revenues from royalties in FY ’10 were about 3% and it was about the same percentage, 3%, in FY ’09.

Jim McIlree – Merriman Curhan Ford & Co.

Okay. Then just one more. Do you have expectations for… well, I’m sure you have them, but do you have expectations that you can share for fiscal ’11 on depreciation, amortization, and stock comp?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

I have… let me help you a little bit on the stock comp. The FY ’10 stock comp is about $2 million. We anticipate FY ’11 stock comp to be in the $3.8 million to $4 million range so it’s a little bit higher. There were some grants that were made at the end of FY ’10 so stock comp would go up into that $3.8 million to $2 million range. As far as the total cost related to the amortization of intangibles, retention bonuses, compensation expense related to the Pyxis and Seismic acquisitions, we anticipate that that would be somewhere in the $3.5 million to $4 million range.

Jim McIlree – Merriman Curhan Ford & Co.

And what was that in fiscal ’10?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

It was… it’s there on the non-GAAP basis. I think it’s…

Jim McIlree – Merriman Curhan Ford & Co.

All right. I’ll…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

I think it’s in the similar range to that.

Jim McIlree – Merriman Curhan Ford & Co.

Okay. Great. Thank you very much.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Sure.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Thank you.

Operator

The next question is from Andrea James with Dougherty & Company. Please go ahead with your questions.

Andrea James – Dougherty & Company

Hi, guys.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Andrea.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Andrea.

Andrea James – Dougherty & Company

Can you help me figure out here what… how much of the growth in Q4 came from tactical SIGINT versus network intelligence?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, it depends… growth in revenues is mostly through network intelligence. Jim, do you have the numbers?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

I… sorry, Andrea, I don’t have that detail with me.

Andrea James – Dougherty & Company

Okay.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

But I would say… I would just add this, Andrea, I would say the growth in revenues is primarily network intelligence. It bodes wells in…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

That’s right… (inaudible) and let me add a little more color. I know that most of the revenue growth… the greater the revenue growth was from network intelligence because we had Seismic in the… well, the last six months and in the full now for the quarter so, yeah, that’s… there was bigger revenue growth in network intelligence than in the…

Andrea James – Dougherty & Company

So tactical SIGINT for Q4 would have been like maybe up a little bit?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Right.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Right. Right.

Andrea James – Dougherty & Company

Okay and can you give us like some specifics of some of the programs that you guys have been on in tactical SIGINT or some of the products that you’re seeing adopted?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yes. Well, the main one we’re seeing a strong demand is our NVGO product, our net (ph) vertical geolocation product line and that’s the… and that software is deployed on our HYDRA, our radar, but at the moment, mainly on HYDRA. We’ve seen there were multiple programs we had. We have the Stone Face follow-on that came in. Those were… that was a nice increase to tactical SIGINT. We had some sales of our Model 570 Siren. That’s a very small, low power, 2-pound payload that goes on an unmanned vehicle. We were a winner in the DARPA WAND program. We were a winner on a foreign international job with Lockheed and we also have some supporting efforts in Project Liberty independent rate (ph).

Andrea James – Dougherty & Company

Okay. So you do have the Project Liberty, okay.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

We are providing some technologies supportive of that, yes.

Andrea James – Dougherty & Company

Okay. And just one final question, your expectations for royalty revenue next year?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Still we’re looking at about $6.5 million again this year, like we did this year.

Andrea James – Dougherty & Company

Okay. Thanks so much, guys.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Sure.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thank you, Andrea.

Operator

As a reminder, if you would like to ask a question, please press *1 on your telephone keypad.

The next question is from A.J. Strasser with Cooper Creek Partners. Please go ahead with your questions.

A.J. Strasser – Cooper Creek Partners

Hi, Bill. Hi, Jim. Great year here. How are you?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Good. How are you?

A.J. Strasser – Cooper Creek Partners

Good, good. I think you kind of alluded to this a couple of questions ago but I just want to make sure I heard it correctly. The margin per your guidance for next year, it seems pretty conservative I think on an operating basis here. You’re implying a 9% margin and, obviously, this year was higher and last year was higher. I’m just trying to understand how if that is, you know, conservatism or what it is. Could you… in terms of transaction costs, amortization of intangibles, and comp expense that you guys incurred this year, what did you say next year should be like versus this year?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Sure. Let me give you some color on that A.J. Last year, the stock comp expense… FY ’10 stock comp expense was approximately $2 million. FY ’11 stock comp expense is somewhere in the $3.8 million to $4 million range and then on the intangibles, retention bonus, and comp expense for FY ’11, we forecast that in the… up to $3.5 million to $4 million range. And I know you could get what FY ’10 was from the non–GAAP numbers.

A.J. Strasser – Cooper Creek Partners

So it looks like its pretty much kind of roughly doubling here. Does that sort of… does that basically explain the kind of margin coming down year over year? Is that pretty much it?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Those, yes. Those are contributing factors, yes.

A.J. Strasser – Cooper Creek Partners

Okay. Can you talk a little bit about kind of what percentage of your work this year is being done as a prime contractor and then what percentage do you kind of see yourself being a part of those next year and kind of going forward. You know, whether that has any margin implications. That would be very helpful.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Well, about 70% of our work is direct to the U.S. government where we’re prime contractors. About 30%, obviously then, is subcontracted to other industry primes. Going forward in the future, in the tactical SIGINT area in particular, we’ve seen some increases and also in our network intelligence. Those are the two areas where we’re probably going to need some contracting more than prime contracting because of the channels to the market and also has to do with the size of some of the awards. In the DoD, the customers tend to want to have a solution and the primes then will come to us for the electronics and payload capability to provide that type of solution on-board their aircraft or whatever platform they have.

Likewise, in the network intelligence area, there can be large IDIQ programs that are several hundred million dollars and the large prime contractors generally administer those and then they’ll go out and seek and find the best talent available in the industry and that’s where we’re typically one of those providers. So that’s where we do most of our subcontracting work. I don’t know but I think maybe going forward, it might create or we might see more of the subcontracting position going forward. I don’t expect it will be a dramatic change but I think it will be an expansion of it.

From a margin standpoint, you’re going to see puts and takes. The services business that we’re in are generally lower margins but the product in electronics delivery, like in the tactical SIGINT, is generally a higher margin. So I mean, I think they’re going to probably balance it to be at the levels that we’ve achieved so far.

A.J. Strasser – Cooper Creek Partners

Okay. Thanks, guys, for taking my questions.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Sure.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Sure.

Operator

The next question is from Irene Tarkoff (ph) with Lightspeed Management. Please go ahead with your questions.

Irene Tarkoff (ph) – Lightspeed Management

Hi, guys. How are you?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Irene.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Hi, Irene.

Irene Tarkoff (ph) – Lightspeed Management

I just wanted to… I think someone asked that question already. In terms of the depreciation and amortization for next year, you mentioned that that should be grossed up from a current for the year of about $7 million to something higher for next year? Is that…?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Irene, I’m not sure where you’re getting the $7 million. I’d suggest that you look at the GAAP… the non-GAAP information that we provided. That will show you the amount of M&A related expenses for the quarter and year to date.

Irene Tarkoff (ph) – Lightspeed Management

Right. So… and then from that number you are guiding to what for the next year?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

The combination of the retention bonuses, intangibles, amortization, and our compensation expense we’re estimating in the range of $3.5 million to $4 million.

Irene Tarkoff (ph) – Lightspeed Management

But that’s not part of the depreciation. Because I’m looking at the depreciation and amortization for 12 months ended 2010, it’s $7 million and…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Oh, oh, oh. That also includes the depreciation of our capital assets, too.

Irene Tarkoff (ph) – Lightspeed Management

Right, so is that… that 7… I’m sorry, I’m very confused. I’m just trying to understand what next year’s your non-cash stuff will be that you’re expensing through the P&L. So part of it is capital, G&A, right? And part of it is just other…

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes. I don’t have those specific numbers but it’s going to be in that similar range.

Irene Tarkoff (ph) – Lightspeed Management

Got you, got you. So maybe we’ll take it off-line. And then my other question, guys, is when do you think we’ll be done with the strategic alternatives process?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

When we’re finished and, again, I cannot offer anymore comments on that process at this time.

Irene Tarkoff (ph) – Lightspeed Management

Okay. Thank you very much.

Operator

The next question is from Jim McIlree with Merriman Curhan Ford. Please go ahead.

Jim McIlree – Merriman Curhan Ford & Co.

Yes. Thanks again. Can you talk a little bit about the gross margin this quarter versus both the prior quarter and the year ago quarter? I think, Bill, you mentioned something about award fees. Those award fees, did they primarily come in this quarter or was that something that was spread throughout the year?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Right. Those two award fees I described actually have happened since the new quarter, the 100% on the HighBeam and the 97% on ASA. Those are actually first quarter results. We’re just bringing you up to speed on what that is. Jim can give you a little more on....

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes. And then on the gross margins, Jim, essentially, we had more cost reimbursable type work. This fiscal year, more development type work that isn’t returning as high a margin as the fixed priced jobs do. We get better margins out of that and we had higher fixed price sales in FY ’09.

Jim McIlree – Merriman Curhan Ford & Co.

Okay. Great. That makes sense. I was thinking that the award fees came in Q4 and I was trying to figure out why then margins were down.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Yes, that’s in Q1 ’11.

Jim McIlree – Merriman Curhan Ford & Co.

Okay. Great. Thank you.

Operator

The next question is from Jeremy Devaney with BB&T Capital Markets. Please go ahead with your questions.

Jeremy Devaney – BB&T Capital Markets

Good evening, gentlemen. Thanks for taking my call.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Hi, Jeremy.

Jeremy Devaney – BB&T Capital Markets

Looking at free cash flow, you’ve put up a pretty strong number this year. I was wondering if you could help us out looking out to next year, do you have a CapEx expectation that you’re looking at, perhaps even on a percent of revenue?

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Yes. Let me help you on that front, Jeremy. We target 3% of revenues for capital expenditures and that’s what we’ve budgeted for FY ’11.

Jeremy Devaney – BB&T Capital Markets

Terrific. And also could you repeat your total backlog number, I missed it.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

It’s approximately $152 million.

Jeremy Devaney – BB&T Capital Markets

All right. Great. And then lastly, looking at the budgets, the CR is looking like it’s an option right now, but the defense authorization just is kind of tightening up a little bit here and we might see an alternative to an omnibus offered. Is there any impact should you see a defense authorization? What way would your expectations drift if we see a CR versus an authorization?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

A CR actually, obviously, always an authorization is obviously better so we’re hopeful that the omnibus bill gets passed and at least we’re hearing on Capitol Hills and we’re optimistic that that’s nothing but that said, there are uncertainties and they hadn’t passed yet. Even if there’s a continuing resolution though, I got to tell you, Jeremy, I don’t see that we’re going to see any significant impact and the reason I feel that way is because we have… we did a great job booking contracts last year and we’ve got it in a solid (ph) base. Most of the work at least in the near term is going to be additional funding increments on top of the existing contracts we got and those are not encumbered as a result of the… any continued resolutions so by the time the contracts come in that we’re planning on for really new starts, I think we’re not really hinging on anything as I look at our forecast here for probably the next two quarters. And my goodness, I think the country’s going to have to have a budget by then. So I think we’re in pretty good shape.

Jeremy Devaney – BB&T Capital Markets

And are there any puts and takes versus the slimmed-down authorization that we were hearing about today versus the omnibus as it relates to your business?

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

None that impact us.

Jeremy Devaney – BB&T Capital Markets

All right. Excellent.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

None that impact us materially.

Jeremy Devaney – BB&T Capital Markets

All right. Thank you very much.

James E. Doyle – Applied Signal Technology, Inc. – Chief Financial Officer

Thanks, Jeremy.

Operator

I have no further questions. Thank you. I would like to turn the call back to management for closing remarks.

William B. Van Vleet III – Applied Signal Technology, Inc. – President and Chief Executive Officer

Great. Thank you very much. Again, thanks for your time and attention. We do appreciate your support and interest. Again, it’s been a great year for the company. We all want to wish you a Merry Christmas and a Happy New Year and a happy holiday season. Thank you and good night.

Operator

This concludes today’s teleconference. You may disconnect your lines. Thank you for your participation.